Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-90363) pertaining to the Amended and Restated 1998 Stock Incentive Plan of TheStreet.com (the "Company") of our report dated January 31, 2003, except for the Legal Proceedings section in Note 14 , as to which the date is February 21, 2003, with respect to the consolidated financial statements and schedule of the Company, as and for the year ended December 31, 2002, included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/ Ernst & Young LLP

New York, New York

March 26, 2003